ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130735868-43
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/08/2013 11:11 AM
	Entity Number E0606702008-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Mobivity Holdings Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is hereby amended and restated by the following:

"This corporation shall have the authority to issue an aggregate of 50,000,000 shares of common stock, par value $0.001 per share (hereinafter "Common Stock").

Effective at the date this Certificate of Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"), each six (6) shares of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall be recombined, reclassified and changed into one (1) share of the corporation's Common Stock, par value $0.001 per share (the "New Common Stock"), with any fractional interest rounded up to the nearest whole share. Each holder of a certificate or certificates that, immediately prior to the Effective Date, represented outstanding shares of Old Common Stock ("Old Certificate") shall be entitled to receive, upon surrender of such Old Certificate to the corporation's transfer agent for cancellation, a certificate representing the number of whole shares of the New Common Stock, calculated in the manner set forth hereinabove."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.8%

4. Effective date of filing: (optional) November 12, 2013

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.